Exhibit 10.34

COLLABORATIVE DEVELOPMENT AGREEMENT

This Agreement is made and entered into this 30th day of August, 2000 by and between PHARMANETICS, INC., a North Carolina corporation (“PharmaNetics”), and AVENTIS PHARMACEUTICALS PRODUCTS INC., a Delaware corporation (“Aventis”). PharmaNetics and Aventis are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

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WHEREAS, PharmaNetics is an in-vitro diagnostic manufacturer that markets analyzer test cards for certain blood markers to be used with card analyzer instrumentation systems; and

WHEREAS, Aventis is a global pharmaceutical company that desires to have PharmaNetics develop and gain approval of an enoxaparin test card and analysis devices and to manufacture and supply such test cards and devices to exclusively support Lovenox® in the Territory.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS.

As used herein, the following terms shall have the following meanings:

1.1	“Act” means the Federal Food, Drug and Cosmetic Act of 1938, as the same may be amended or re-enacted from time to time.

1.2	“Affiliate” means a corporation, partnership, trust or other entity that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with a Party to this Agreement. For such purposes, “control,” “controlled by” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

1.3	“Agreement” shall mean this document and any annex, addendum, exhibit, attachment, schedule or modification hereto.

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1.4	“Aventis Know-how” means all Information that is (a) owned or Controlled by Aventis at any time during the Term of this Agreement and (b) useful or necessary in the Field.

1.5	“Control” or “Controlled” when used in connection with intellectual property rights, means that the Party owns or has a license to such intellectual property rights and has legal authority, right and ability to grant to the other Party access, a license, or a sublicense to such intellectual property rights or to otherwise disclose proprietary or trade secret information to such other Party, as provided for in this Agreement, without violating any agreement with or the rights of a third party.

1.6	“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.7	“Field” means the development, manufacture, use and sale of the Products that are or could be developed and sold under this Agreement.

1.8	“First Commercial Sale” means, with respect to any Product, the first sale for end use or consumption of such Product in the United States after all applicable required Regulatory Approvals have been granted in the United States.

1.9	“GMP” means Good Manufacturing Practices as promulgated under the Act at 21 CFR (chapters 210, 211, 600 and 610), as the same may be amended or re-enacted from time to time.

1.10	“Improvement” means any enhancement of or improvement to Product and/or its use or indication, whether or not patentable, developed by or for, invented or acquired by, or coming under the Control of, PharmaNetics during the term of this Agreement.

1.11	“Information” means (i) techniques and data relating to the Field, including, but not limited to, ideas (including patentable inventions), inventions, practices, methods, knowledge, know-how, trade secrets, skill, experience, documents, apparatus, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical test data, analytical and quality control data, manufacturing, patent and legal data or descriptions and (ii) devices, algorithms, chemical formulations, compositions of matter, product samples and assays relating to the Field.

1.12	“Lovenox®” means both the Lovenox® and Clexane® (enoxaparin sodium) Injection brand prescription pharmaceutical product for which Aventis Pharmaceuticals Products Inc. (then known as Rhone-Poulenc Rorer Pharmaceuticals Inc.) filed an NDA on July 26, 1991 which was re-filed on

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December 30, 1991 and received FDA approval on March 29, 1993.

1.13	“NDA” means the new drug applications related to Product, submitted to the FDA under Sections 505, 507 or 512 of the Act and applicable regulations related thereto.

1.14	“PharmaNetics Know-how” means all Information that is (a) owned or Controlled by PharmaNetics at any time during the Term of this Agreement and (b) useful or necessary in the Field. PharmaNetics Know-how does not include PharmaNetics Patents.

1.15	“PharmaNetics Patent(s)” means all U.S. patents and patent applications, including all additions, divisions, continuations, continuations-in-part, substitutions, extensions, patent term extensions and renewals, and patents issued thereon generally directed to one or more aspects of Product that are or become owned or Controlled by PharmaNetics prior to or during the term of this Agreement.

1.16	“Product” means an enoxaparin test card and test card system that are approved and labeled exclusively for use with Lovenox®.

1.17	“Regulatory Approval” means (a) in the United States, approval by the FDA of all authorizations, licenses or permits required and satisfaction of any related applicable FDA registration and notification requirements (if any) and (b) in any country other than the United States, approval by regulatory authorities having jurisdiction over such country of a single application or set of applications filed by PharmaNetics for approval of all authorizations, licenses or permits required and satisfaction of any related applicable regulatory and notification requirements, if any, together with any other approval necessary to make and sell commercially the Product in such country, including, where applicable, satisfactory labeling and pricing approval.

1.18	“Term of this Agreement” means the period of time during which this Agreement is in effect under Article 11.

1.19	“Territory” means all the countries in the world.

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ARTICLE 2

DEVELOPMENT

2.1	Joint Development Committee.

2.1.1	Organization. On the Effective Date, the Parties shall organize a Joint Development Committee (“JDC”) consisting of three members from each Party. Each Party will elect one of its three members to serve as a co-chairperson. The JDC shall be dissolved as soon as practicable after First Commercial Sale of Product in the United States.

2.1.2	Function. The function of the JDC shall be to plan, coordinate and manage the clinical development of Product until the First Commercial Sale of Product and to serve as a forum for communication between the Parties. Each co-chairperson of the JDC will be responsible for keeping the Party he or she represents informed of the status of the development activities. The JDC is not intended to replace any internal management procedures of either Party.

2.1.3	Decision Making. The JDC will operate by consensus, with the representatives of each party having one vote in total, except as set forth in Section 2.1.5.

2.1.4	Governing Rules. The rules governing the JDC shall include the following:

(a)	The timing, agenda and minutes of each JDC meeting will be the responsibility of the co-chairperson hosting the meeting.

(b)	The location of the JDC meeting will alternate between PharmaNetics’ facility and one of Aventis’ facilities.

(c)	The JDC will meet no less than four times annually.

(d)	Non-members of the JDC are welcome to participate provided prior notice is given.

(e)	Minutes of each JDC meeting will be summarized within two weeks after the meeting and will not be official until the non-drafting co-chairperson has agreed to them.

(f)	Each Party will bear its own travel and lodging expenses associated with the JDC and its meetings.

(g)	JDC members reporting to a Party may be changed from time to time at the sole discretion of the Party with notice to the other Party.

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2.1.5	Dispute Resolution. If the JDC fails to reach consensus on any matter within its jurisdiction, the parties shall refer the matter to the Chief Executive Officer of PharmaNetics and to a Senior Executive Officer of Aventis. If the executive officers can not reach a decision on any material matter, including but not limited to the design of registration enabling trials, within five (5) business days of the matter being referred to them, then either Party shall have the right to provide notice of termination of this Agreement to be effective sixty (60) days from the date of the end of such period. If and only if PharmaNetics terminates this Agreement pursuant to the terms of this Section 2.1.5 and such termination is subsequent to completion of registration enabling trials for the Product designed for the purpose of obtaining Regulatory Approval in the United States, PharmaNetics shall be subject to a term of non-completion in accordance with Section 11.4. If and only if Aventis terminates this Agreement pursuant to the terms of this Section 2.1.5 and such termination is subsequent to completion of registration enabling trials for Product designed for the purpose of obtaining Regulatory Approval in the United States, Aventis shall be subject to a term of non-competition in accordance with Section 11.4

2.2	Development Studies.

2.2.1	PharmaNetics shall be responsible for, and shall use reasonable efforts to conduct, all work and perform all studies necessary for, obtaining Regulatory Approval for the Products. Notwithstanding the foregoing, Aventis shall provide reasonable assistance to PharmaNetics with respect to any issues or questions relating to Lovenox® and use reasonable efforts to provide access to those clinical trial sites and related data required to collect the information necessary to obtain regulatory approval for the Product.

2.2.2	Aventis hereby grants to PharmaNetics a limited, nonexclusive, worldwide license to Aventis Know-how in the Field for the sole purpose of conducting studies for the development of Product.

2.2.3	PharmaNetics shall record, to the extent practicable, all Information relating to the development of Product, in standard laboratory notebooks, which shall be signed, dated and witnessed. To the extent practicable, such notebooks shall be kept separately from notebooks documenting other development activities of PharmaNetics. PharmaNetics shall require its employees and consultants to disclose any inventions relating to the Product in writing promptly after conception.

2.3	Manufacturing.

2.3.1	PharmaNetics shall be responsible for manufacturing testing, release and supply of all Product at its sole cost and expense. The Product will be manufactured and tested in accordance with GMPs, and all other laws,

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guidelines and regulations applicable to the manufacture of Product within the Territory and the terms and requirements set forth in this Agreement.

2.3.2	The Product will be provided free of charge to Aventis by PharmaNetics as requested by Aventis for use in those development studies being conducted to provide the information required to obtain regulatory approval of the Product. Should Aventis request Product for use in additional developmental studies, then PharmaNetics will provide the Product at the prices specified in Exhibit A.

2.4	Inspection and Regulatory Compliance.

2.4.1	During regular business hours and upon reasonable notice, Aventis personnel shall be permitted to inspect the facilities of PharmaNetics to observe manufacturing activities and review Product relevant documentation including complaint history and on time delivery performance, for the extent necessary for assessing compliance with applicable regulatory, environmental and other governmental regulations and identifying safety and occupational risks (if any) associated with the manufacturing activities.

2.4.2	PharmaNetics will inform Aventis of the outcome of all regulatory compliance inspections or regulatory action that impact the Product within two (2) business days. PharmaNetics will make copies of all pertinent inspection reports, regulatory action letters and corrective action submissions available to Aventis within one week of receipt/submission.

2.4.3	PharmaNetics will inform Aventis of all recalls regarding the Product within forty-eight (48) hours of recall commencement.

ARTICLE 3

REGULATORY AND LABELING

3.1	Regulatory Filings. PharmaNetics shall be responsible for the preparation of suitable applications for Regulatory Approval in the Territory and shall be the owner and party of record of all such applications.

3.2	Ownership of the Data and Regulatory Approvals. PharmaNetics will be the sole owner of (a) all the data generated by the testing of the Product, (b) the database for such data, and (c) all Regulatory Approval submissions filed for clinical studies of the Product and any comparable regulatory filings outside the United States.

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3.3	Review of Materials. PharmaNetics shall provide Aventis with drafts of any documents or other correspondence to be submitted to the FDA or such similar regulatory authority outside of the United States, as well as all communications with investigators, including but not limited to all protocols and presentations to investigators. Aventis shall have ten (10) business days to review and comment on such materials before submission or other communication may be made. PharmaNetics will use reasonable efforts to accommodate Aventis’ comments prior to submission, presentation or publication of the materials.

3.4	Labeling.

3.4.1	The labeling for the Product will be such that the only approved drug or pharmaceutical product with which the Product is approved for usage is Lovenox®.

3.4.2	PharmaNetics shall be responsible for all costs associated with labeling the Products; provided, however, that should Aventis have any special requirements with respect to labeling, then Aventis will be responsible for any excess charges over and above PharmaNetics’ standard costs .

3.4.3	Aventis shall supply PharmaNetics with all camera ready artwork and trademarks of Aventis to be applied to the Product and the labels.

3.4.4	Aventis shall have 15 days to review and comment on all labeling of Product and any submissions to the FDA or applicable regulatory authority with respect to such labeling, and PharmaNetics will use reasonable efforts to accommodate Aventis’ comments prior to submission

ARTICLE 4

COMMERCIALIZATION

4.1	Joint Commercialization Committee. Not later than the commencement of the registration enabling trials for the Product, the Parties shall organize a Joint Commercialization Committee (“JCC”) consisting of three members from each Party. Each Party will elect one of its three members to serve as a co-chairperson.

4.1.1	Function. The function of the JCC shall be to establish the overall strategy and oversee the commercialization of Product in the Territory. The JCC will have the opportunity to review and advise the Parties on, with respect to the Product, all market research plans and research results and similar items, as well as PharmaNetics’ proposed marketing and sales budget for Product, for the purpose of advising and assisting in establishing a U.S. commercialization strategy in the Territory. The JCC is not intended to replace any internal management procedures of either Party. The JCC

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shall be organized hereunder for consultative purposes only and shall have no decision-making authority binding on either Party.

4.1.2	Decision Making. The objective of the JCC shall be to reach agreement by consensus on all matters falling within its authority hereunder, including, but not limited to the design, claims and content of promotional materials and the timing of launch of the Product with the Territory. The representatives of each party shall have one vote in total on the JCC.

4.1.3	Exception to Joint Decision Making. Except with respect to registration enabling trials, which shall be governed by the principles set forth in Article 2, Aventis, in its sole discretion, shall have the option to incorporate the Product into any of its ongoing clinical studies involving Lovenox®. PharmaNetics shall provide reasonable assistance to Aventis with respect to any issues of questions related to the Product. Aventis agrees to make the results of such clinical studies, to the extent that such results relate to the Product, available to PharmaNetics. Neither Party shall initiate, conduct, or enable a third party to conduct clinical studies for the development of the Product except pursuant to this Agreement.

4.2	Dispute Resolution.

4.2.1	Referral of Unsolved Matters to Executive Officers. In the event of a deadlock on the JCC, then the Parties shall refer the matter to the Chief Executive Officer of PharmaNetics and to a Senior Executive Officer of Aventis to be resolved by negotiation in good faith as soon as is practicable but in no event later than five (5) business days after referral. Such resolution, if any, of a referred issue by the executive officers shall be final and binding on the parties. If resolution of the deadlock is not achieved within such five (5) day period, then this Agreement shall automatically terminate at the end of sixty (60) days from such date; provided, however, the parties shall be entitled to continue to attempt to resolve the deadlock during such period, in which case the parties may mutually terminate the automatic sixty (60) day termination.

4.2.2	Independent Experts. Such executive shall have the right to engage the services of any number of independent experts in the field in question (the individuals) so engaged by each executive officer to be engaged under obligations of confidentiality) to assist the executive officer in making a determination on the unresolved matter, and each executive officer shall be obligated to consider in good faith the analysis and opinions of any such independent experts engaged by either of them in making a determination.

4.3	Efforts. PharmaNetics will use reasonable efforts to commercialize and sell Product in the Territory.

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4.4	Limitations to Field of Commercialization. Except for those particular patient subgroups approved by the JCC (i.e., patients such as those with obesity and renal impairment that could potentially span the full range of Lovenox® indications), neither Party will promote the Product in the fields of oncology or venous thromboembolism prophylaxis or treatment.

4.5	Advertising/Marketing/Sales Costs. PharmaNetics and Aventis shall each bear their own advertising, marketing and sales costs associated with Product distribution, promotion and education.

4.6	Packaging. PharmaNetics shall be responsible for all costs of packaging the Product; provided, however, that any additional costs incurred as the result of any special packaging request received from Aventis shall be paid by Aventis.

4.7	Advertising and Promotional Materials.

4.7.1	PharmaNetics shall be responsible for assuring that all promotional material that it produces relating to Product is in material compliance with applicable law.

4.7.2	PharmaNetics and Aventis shall be jointly responsible for developing and reviewing all advertising, promotional material, labeling and other literature used on, or in connection with, Product.

4.7.3	PharmaNetics shall provide to Aventis, for use by Aventis’ sales force, advertising and promotional materials and literature used in connection with Product, in quantities reasonably requested by Aventis, at cost to Aventis.

4.7.4	PharmaNetics shall provide adequate training to the applicable Aventis United States Advanced Therapeutics sales force, with the frequency and content to be determined by mutual agreement of the Parties, to allow for detailing of the Product in a manner consistent with Aventis’ obligations as further set forth herein. Such training shall not be conducted more than semi-annually. Training will take place at a central location to be mutually agreed on by the Parties, and will be provided by PharmaNetics at no additional cost to Aventis, except that Aventis shall pay for all travel and related expenses for its personnel.

4.7.5	Aventis’ United States Advanced Therapeutics sales representatives shall include the Product in promotion of Lovenox® to appropriate physician groups in a manner which is not inconsistent with the Product’s labeling and is in accordance with applicable law. Such promotion shall include (1) informing such physicians as to the availability of the Product, (2) making available approved informational materials with respect to the Product, (3) providing contacts whereby customers can obtain additional information.

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4.7.6	It shall be the obligation of PharmaNetics to arrange for the provision of the additional information referred to in clause (3) of Section 4.7.5 above primarily utilizing a sales force knowledgeable in the sale of the Product, and where appropriate, either through the use of educational videos or telephone support.

4.7.7	In addition to its obligation to promote the Product as described in Section 4.7.5 herein, Aventis shall provide PharmaNetics (to the extent permissible by applicable law or regulation), with space on any exhibit designed to promote Lovenox® to appropriate physician groups at professional meetings and medical conventions or at appropriate educational symposia Aventis sponsors or promotes. Each Party shall be responsible for its own travel and related costs. PharmaNetics shall reimburse Aventis for costs related to the provision of space designed exclusively to promote the Product at meetings, conventions or symposia where such costs are approved in advance by PharmaNetics.

4.7.8	Aventis shall have no obligation to promote (as such activities are described in Section 4.7.5 herein), and PharmaNetics, no obligation to market and distribute, the Product outside of the United States unless otherwise determined by the JCC. In the event that the JCC determines that the Product shall be marketed, distributed and promoted in any country outside the United States, the obligations of the Parties with respect to promotional activities and support shall be consistent with the obligations of the Parties in the United States at a scale appropriate for such country. Marketing, distribution or promotion of the Product in any country outside of the United States shall not obligate Aventis to pay any milestone payments in addition to those set forth in Section 5.1, nor shall such marketing, distribution or promotion have any effect on the timing of such milestone payments.

4.8	Customer Contact. In addition to any advertising and promotional materials PharmaNetics supplies with the Product, PharmaNetics shall, prior to First Commercial Sale: (1) create and host an informational website, or a portion of an already existing website, dedicated to the Product; and (2) establish a toll free number whereby consumers can contact PharmaNetics representatives with any questions such consumer may have regarding Product.

4.9	Provision of Analyzers. The Parties acknowledge that in order to effectively promote and sell the Product, it will be necessary for all relevant customer targets to have ready access to PharmaNetics’ dry chemistry Thrombolytic Assessment System within which test cards are analyzed. Accordingly, PharmaNetics will use reasonable efforts to make the Thrombolytic Assessment System commercially available to heart catheterization laboratories in the United States that in the determination of the JCC routinely perform coronary interventions.

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ARTICLE 5

PAYMENT TERMS

5.1	Milestone Payments. Aventis shall make the following nonrefundable milestone payments to PharmaNetics upon occurrence of the following events:

5.1.1	$1,000,000 within 15 days of the execution of this Agreement;

5.1.2	$1,000,000 upon completion of registration enabling trials for the Product designed for the purpose of obtaining Regulatory Approval in the United States.

5.1.3	$1,500,000 upon issuance by the FDA of a Regulatory Approval for the Product; and

5.1.4	$1,500,000 upon First Commercial Sale of Product in the United States.

5.2	Currency of Payment. All payments to be made by Aventis to PharmaNetics hereunder shall be made in U.S. Dollars.

ARTICLE 6

EXCLUSIVITY

6.1	Competitors of Lovenox®. From the Effective Date of this Agreement through the fourth anniversary of First Commercial Sale: (1) neither PharmaNetics nor Aventis shall develop, have developed, assist in the development of, market, have marketed, assist in the marketing of, manufacture, have manufactured or assist in the manufacture of a Low Molecular Weight Heparin (“LMWH”) test card or system for Lovenox®, other than in furtherance of this Agreement, or for any LMWH drug which competes with Lovenox® in the Territory; and (2) in furtherance of this objective, the Parties agree, for as long as this Agreement is effective, that, in no communications with third parties, whether orally or in writing, will the Product be referred to as a “LMWH Test Card” but instead as an Enoxaparin or Lovenox® Test Card.

6.2	Enabling of Product. From and after the Effective Date, neither PharmaNetics nor Aventis shall knowingly enable any third party to use the Product for any drug or pharmaceutical product other than Lovenox®.

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ARTICLE 7

INTELLECTUAL PROPERTY

7.1	Trademarks.

7.1.1	Each Party acknowledges that any and all trademarks and service marks (the “Marks”) of the other Party are, and shall remain, the sole property of the other Party.

7.1.2	Except as expressly stated herein, no license of, or ownership interests in, either Party’s Marks to the other Party is created pursuant to this Agreement. Such use shall be in accordance with good intellectual property practices including, but not limited to, protecting the value of the good will residing in such Marks.

7.1.3	Neither Party shall use the other Party’s Marks in a manner that disparages such other Party or its products or services, or portrays the other Party or its products or services in a false, competitively adverse or negative light.

7.2	Patents. PharmaNetics shall take all reasonable steps to maintain for the full life thereof all issued Patents, owned or Controlled by PharmaNetics, which underlie the Products.

7.3	Improvements. Each Party acknowledges that Improvements shall be the sole property of PharmaNetics. Aventis agrees to take any and all action reasonably required by PharmaNetics, including execution of assignments or other documentation, to perfect PharmaNetics’ rights in and to such Improvements.

7.4	Infringement of Third Party Rights.

7.4.1	Costs of Defense. PharmaNetics shall be responsible for the reasonable fees and costs of attorneys and consultants, together with the court costs, incurred by both Parties in defending against claims by third parties that the Product violates any third party intellectual property right (a “Product Claim”). Aventis shall be responsible for the reasonable fees and costs of attorneys and consultants, together with the court costs, incurred by both Parties in defending against any claims that Lovenox® violates any third party intellectual property rights (a “Lovenox® Claim”).

7.4.2	Payments to Third Parties. If either Party is required by a final court order or a settlement agreement entered into in good faith to make royalty payments or other payments to a third party in connection with the disposition of any Product Claim, PharmaNetics shall make or reimburse to Aventis all such payments. If either Party is required by a final court order or a settlement agreement entered into in good faith to make royalty

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payments or other payments to a third party in connection with the disposition of any Lovenox® Claim, Aventis shall make or reimburse to PharmaNetics all such payments.

7.4.3	No Third Party Effect. Neither this Article 7, nor any exercise of rights or fulfillment of obligations under this Article 7, shall affect by itself any indemnification or contribution rights of either Party against any third party.

7.5	Infringement by Third Parties.

7.5.1	Notice. If any of the PharmaNetics Patent Rights or PharmaNetics Know-how in the Field is infringed by a third party, the Party first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of such infringement in reasonable detail.

7.5.2	Prosecution of Actions Related to Product.

(a)	PharmaNetics shall have the primary right to institute, prosecute and control any action or proceeding with respect to any infringement of Product, by counsel of its own choice and reasonably acceptable to Aventis. Aventis shall cooperate at PharmaNetics’ cost with PharmaNetics at PharmaNetics’ reasonable request in the prosecution of such action or proceeding.

(b)	If PharmaNetics fails to bring an action or proceeding within a period of thirty (30) days after receiving written notice from Aventis or otherwise having knowledge of that infringement, Aventis shall have the right to bring and control any such action by counsel of its own choice and expense.

(c)	No settlement, consent judgment or other voluntary final disposition of a suit under this Article 7 may be entered into without the joint consent of Aventis and PharmaNetics (which consent shall not be withheld unreasonably).

(d)	If PharmaNetics brings such an action, PharmaNetics shall retain any damages or other monetary awards recovered by PharmaNetics.

(e)	If PharmaNetics fails to bring such an action and Aventis brings action, any damages or other monetary awards recovered by Aventis shall be retained by Aventis.

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ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1	Representations by PharmaNetics. PharmaNetics hereby represents and warrants to Aventis as follows:

8.1.1	The Product (a) shall be manufactured and packaged in compliance with current GMPs, as established and revised from time to time by the FDA, applicable Regulatory Approval applications, and all other U.S. and other governmental rules and regulations applicable to the Product and its manufacture, (b) shall conform to the specifications for the Product in effect at the time of delivery, (c) shall not be adulterated or misbranded within the meaning of the Act, nor constitute an article that may not be introduced into interstate commerce under the provisions of Section 505 of the Act, (d) shall conform to the certificates of analysis supplied with the shipment of the Product, (e) shall be packaged and shipped in accordance with mutually agreed to procedures, and (f) shall be free and clear of any lien or encumbrance;

8.1.2	PharmaNetics has delivered to Aventis copies of all PharmaNetics Know-how, together with any other information now owned or controlled by PharmaNetics that PharmaNetics believes is reasonably necessary or useful to a complete understanding of the prospects for the Product, including without limitation complete reports on all serious adverse experiences associated with the use of Product with any pharmaceutical product or other substance;

8.1.3	All PharmaNetics Know-how and other Information of a material nature delivered by PharmaNetics to Aventis was accurate, correct and complete;

8.1.4	PharmaNetics has sufficient legal and/or beneficial right, title and interest in, to and under the PharmaNetics Patent Rights, the PharmaNetics Know-how and its other intellectual property rights to perform its obligations under this Agreement;

8.1.5	The conduct of its business as proposed under this Agreement would not to the knowledge of PharmaNetics violate any of the intellectual property rights of any other person or entity relating to the Products;

8.1.6	PharmaNetics believes that there is no material unauthorized use, infringement or misappropriation of any PharmaNetics Know-how or PharmaNetics Patent Rights;

8.1.7	PharmaNetics’ execution and delivery of this Agreement and its performance of its obligations under this Agreement will not violate any

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federal, state, municipal statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality;

8.1.8	All of PharmaNetics’ employees, officers, relevant subcontractors and relevant consultants have executed agreements requiring assignment to it of all inventions made during the course of and as a result of their association with it and obligating the individual to maintain as confidential the confidential information of it, as well as the confidential information of a third party which it may receive;

8.1.9	PharmaNetics has not, and during the Term of this Agreement will not, grant any right to any third party relating to PharmaNetics Patents and PharmaNetics Know-how which would conflict with the rights granted to Aventis hereunder; and

8.1.10	During the Term of this Agreement, PharmaNetics will not knowingly infringe any valid third party intellectual property rights related to the Product in its conduct of any activity under the Project.

8.2	Representations and Warranties of Aventis. Aventis hereby represents and warrants to PharmaNetics as follows:

8.2.1	Aventis’ execution and delivery of this Agreement and its performance of its obligations under this Agreement will not violate any federal, state, municipal statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality;

8.2.2	Aventis has delivered to PharmaNetics copies of all Aventis Know-how, together with any other information now owned or controlled by Aventis that Aventis believes is reasonably necessary or useful to a complete understanding of the prospects for developing the Product to support Lovenox®;

8.2.3	All Aventis Know-how and other Information of a material nature delivered by Aventis to PharmaNetics was accurate and correct;

8.2.4	Aventis has not, and during the Term of this Agreement will not, grant any right to any third party relating to Aventis Know-how in the Field which would conflict with the rights granted to PharmaNetics hereunder; and

8.2.5	Aventis will not knowingly infringe any valid third party intellectual property rights related to Product in its conduct of any activity under the Project.

8.3	Disclaimer of Warranties. EXCEPT FOR THE WARRANTIES CONTAINED IN THIS SECTION 8, THE PARTIES HEREBY DISCLAIM ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, PERFORMANCE,

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SATISFACTORY QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1	Employees. Each Party shall indemnify the other Party, such other Party’s successors and assigns, and the directors, officers, employees, agents and counsel thereof (the “Other Party’s Indemnitees”), defend and hold each Other Party’s Indemnitee harmless from and against, on an after-tax basis, any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including without limitation reasonable attorneys’ fees) (any of the foregoing being referred to collectively as “Damages”) incurred by or asserted against any Other Party’s Indemnitee by or on behalf of the indemnifying Party’s employees that arise out of a breach of this Agreement by such employees.

9.2	Aventis’ Right to Indemnification. PharmaNetics shall indemnify each of Aventis, its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the “Aventis Indemnitees”), defend and hold each Aventis Indemnitee harmless from and against, on an after-tax basis, any and all Damages incurred by or asserted against any Aventis Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, but only to the extent arising from or occurring as a result of a third party claim against any Aventis Indemnitee because of (a) breach of any warranty made by PharmaNetics in Section 8; (b) the failure of PharmaNetics to manufacture, process, test or package Product according to specifications and the sale or promotion of any Product by or on behalf of PharmaNetics (except activities undertaken by Aventis); (c) the failure of PharmaNetics to disclose any material or drug safety information in PharmaNetics’ possession to Aventis regarding any Product; (d) the labeling, warehousing, distribution or detailing of a Product by PharmaNetics that is not in conformity with representation and warranties made under this agreement by PharmaNetics; (e) any breach of this Agreement by PharmaNetics, or (f) any product liability claim resulting in a judgment against, as a negotiated settlement entered into by, PharmaNetics relating to the Product, except, in each such case, to the extent that such Damages result from the negligence or misconduct of Aventis or its licensees (except activities undertaken by PharmaNetics), or the breach by Aventis of any obligation or warranty under this Agreement, or any claims compromised or settled without PharmaNetics’ prior written consent. Aventis shall promptly notify PharmaNetics of any third party claim, upon becoming aware thereof, and permit PharmaNetics at PharmaNetics’ cost to defend Aventis against such third party claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle or appeal) of such third party claim and shall cooperate in the defense thereof. Aventis may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of PharmaNetics and will cooperate with PharmaNetics and its insurer in the disposition of any such matter. PharmaNetics shall not be liable for

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any litigation costs or expenses incurred by the Aventis Indemnitees without PharmaNetics’ prior written authorization.

9.3	PharmaNetics’ Right to Indemnification. Aventis shall indemnify each of PharmaNetics, its successors and assigns, and the directors, officers, employees, agents and counsel thereof (the “PharmaNetics Indemnitees”), defend and hold each PharmaNetics Indemnitee harmless from and against, on an after-tax basis, any and all Damages incurred by or asserted against any PharmaNetics Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, but only to the extent arising from or occurring as a result of a third party claim against any PharmaNetics Indemnitee because of (a) breach of any warranty made by Aventis in Section 8; (b) any breach of this Agreement by Aventis, except, in each such case, to the extent that such Damages result from the negligence or misconduct of PharmaNetics or its licensees (except activities undertaken by Aventis), or the breach by PharmaNetics of any obligation or warranty under this Agreement, or any claims compromised or settled without Aventis’ prior written consent. PharmaNetics shall promptly notify Aventis of any third party claim, upon becoming aware thereof, and permit Aventis at Aventis’ cost to defend PharmaNetics against such third party claim and to control the defense and disposition (including, without limitation, all decisions to litigate, settle or appeal) of such third party claim and shall cooperate in the defense thereof. PharmaNetics may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of Aventis and will cooperate with Aventis and its insurer in the disposition of any such matter. Aventis shall not be liable for any litigation costs or expenses incurred by the PharmaNetics Indemnitees without Aventis’ prior written authorization.

9.4	Insurance. PharmaNetics represents and warrants to Aventis that it has sufficient insurance to adequately protect PharmaNetics and Aventis (a) from any and all claims by employees of PharmaNetics for bodily injury (including death), whether or not such claims are under applicable worker’s compensation act; and (b) from any and all claims for injury (including death), loss or damage to any person or property which may arise or result from any allegedly tortious act, omission or statement of PharmaNetics or any person employed by or under contract with PharmaNetics. PharmaNetics shall require subcontractors, if any, to carry worker’s compensation insurance and adequate liability insurance. These insurance provisions in no way alter either party’s indemnification obligations as set forth in this Agreement. In no event shall the type, form and amount of insurance coverage maintained by PharmaNetics be less than the following minimum amounts:

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Type	Amount
Worker’s Compensation Ins.	As required by law

Employer’s Liability	$ 1,000,000

Comprehensive General Liability (CLS)	$ 500,000

Third Party Liability Bodily Injury / Property Damage (includes Independent Contractor Coverage, Completed Operations or Product Coverage, Blanket Contractual, Explosion, Collapse, underground, Broad Form Property Damage, 30-Day Notice of Cancellation, Aventis as an Additional Insured)

$ 1,000,000

Automobile Liability (CLS) Bodily Injury	$ 1,000,000

Umbrella Liability Coverage(with Aventis named as an additional insured)	$14,000,000

Aventis represents and warrants to PharmaNetics that it is adequately insured to protect PharmaNetics and Aventis against Aventis’ liabilities and risks under this Agreement.

ARTICLE 10

CONFIDENTIALITY

10.1	Confidentiality of Disclosed Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the Term of this Agreement and for ten (10) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information or other information furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”).

10.2	Exceptions. Confidential Information shall not include information that:

(a)	Was already known by the receiving Party, other than under an obligation of confidentiality, at the time of disclosure to the receiving Party;

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(b)	Was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving Party;

(c)	Became generally available to the public or otherwise part of the public domain after the time of disclosure to the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement; or

(d)	Was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party not obligated to the disclosing Party not to disclose such Information to others.

In addition, the provisions of this Section 10 shall not preclude the receiving Party from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by the receiving Party or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within these exclusions.

10.3	Employee and Advisor Obligations. PharmaNetics and Aventis each agree that they shall provide Confidential Information received from the other Party only to their respective employees, consultants and advisors who have a need to know and have an obligation to treat such information and materials as confidential.

ARTICLE 11

TERM AND TERMINATION

11.1	Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in whole or in part as specifically provided in the Agreement, shall continue in effect for perpetuity.

11.2	Termination for Default. If either Party is in default of any of its material obligations under this Agreement and (1) fails to remedy that default within 30 days after receipt of written notice of such default or (2) the default is the second such default in 12 months, the Party not in default may terminate this Agreement immediately by giving written notice of such termination. A termination of or material change to a Regulatory Approval for the Product shall constitute an event of default.

11.3	Termination for Bankruptcy. In the event that a Party becomes bankrupt or insolvent, a receiver or a trustee is appointed for the property or estate of such

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Party and said receiver or trustee is not removed within 60 days, or such Party makes an assignment for the benefit of its creditors, and whether any of the aforesaid events be the outcome of the voluntary act of that Party, or otherwise, the other Party shall be entitled to terminate this Agreement forthwith by giving written notice to such Party.

11.4	Early Termination for Failure to Resolve Dispute: Non-Compete. Either Party shall have the right to terminate this Agreement in accordance with the provisions of Section 2.1.5 and Section 4.2.4. In the Event of such termination, and subject to the provisions and limitations of Section 2.1.5 and Section 4.2.4, (A) PharmaNetics agrees that, other than the sale of the Products, neither it nor any of its Affiliates shall, by license or otherwise, manufacture, market, sell, detail, promote or distribute a Low Molecular Weight Heparin test, and/or a system for any Low Molecular Weight Heparin drug that competes with Lovenox; and (B) Aventis agrees that neither it nor any of its subsidiaries shall, by license or otherwise, manufacture, market, sell, detail, promote or distribute a Low Molecular Weight Heparin test and/or system. The time period for which such obligations apply shall be as follows:

(a)	If such termination right is exercised prior to the payment of the milestone for completion of registration enabling trials set forth in Section 5.1.2, then for three (3) years from First Commercial Sale of Product; provided, however, if such termination right is exercised by Aventis, then there shall be no restrictions on PharmaNetics.

(b)	If such termination right is exercised within two years of payment of the milestone for completion of registration enabling trials set forth in Section 5.1.2, then for three (3) years from the effective date of such early termination;

(c)	If such termination right is exercised between the second and third anniversary of payment of the milestone for completion of registration enabling trials set forth in Section 5.1.2, then for two (2) years from the effective date of such early termination; or

(d)	If such termination right is exercised between the third and fourth anniversary of payment of the milestone for completion of registration enabling trials set forth in Section 5.1.2, then for one (1) year from the effective date of such early termination.

11.5	Surviving Rights. The obligations of the Parties under Articles 9 and 10 and Sections 3.2, 7.3 and 8.3, 11.4 and 11.7 will survive the termination or expiration of this Agreement.

11.6	Accrued Rights; Surviving Obligations. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights that shall

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have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

11.7	Record Keeping and Audits.

11.7.1	PharmaNetics. PharmaNetics shall keep complete and accurate records pertaining to the development, use and sale of Product in sufficient detail to permit Aventis to confirm PharmaNetics’ research and development efforts, its manufacturing and processing activities, its clinical research, and regulatory approval and commercialization efforts. Such records shall be maintained for the longer of: a) four (4) years following the year in which any such efforts were made hereunder and b) such longer period as may be required by law.

11.7.2	Aventis. Aventis shall keep complete and accurate records pertaining to its promotion of the Product in sufficient detail to permit PharmaNetics to confirm Aventis’ efforts to actively promote the Product as described in Section 4.5.5 herein. Such records shall include all information collected by Aventis relating to the Product, including but not limited to information documenting (1) the training of Aventis’ Advanced Therapeutics sales force on the operation and promotion of the device and (2) the adequate provision of promotional materials to the Aventis sales force necessary for the promotion of the Product. Such records shall be maintained for the longer of: (a) 4 years following the year in which any such efforts were made hereunder and (b) such longer period as may be required by law.

11.7.3	Audit Requests. Each Party shall have the right to audit the records maintained by the other Party to comply with this Section 11.7, at its own expense and on an annual basis, to determine, with respect to any calendar year, the correctness of any report made, or the performance of such other Party’s obligations, under this Agreement, but only once with respect to each calendar year. If a Party desires to audit the other Party’s records, it shall do so itself or engage an independent, certified public accountant reasonably acceptable to the other Party, to examine such records. Any Information received by a Party pursuant to this Section 11.7 shall be deemed to be Confidential Information. This Section 11.7 shall survive any termination of this Agreement for a period of four (4) years.

ARTICLE 12

GENERAL

12.1	Agency. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer or legal representative of the other Party for any purpose. Neither Party

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shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

12.2	Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other; provided, however, that either party may assign this Agreement to an Affiliate in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assignees of the Parties and the name of a party appearing herein shall be deemed to include the names of such Party’s successor’s and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section shall be void.

12.3	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

12.4	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received (a) upon personal delivery, (b) on the fifth day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to the PharmaNetics and Aventis at their respective addresses as listed below (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof), (c) upon transmission of telegram or facsimile (with telephonic notice), or (d) upon confirmed delivery by overnight commercial courier service:

If to Aventis, addressed to:	Aventis Pharmaceuticals Products Inc.
Global Marketing & Medical
Route 202-206
PO Box 6800
Bridgewater, NJ 08807
Attention: Product Director - Lovenox®

With copy to:	Vice-President, Legal Corporate Development

If to PharmaNetics, addressed to:	PharmaNetics
5301 Departure Drive
Raleigh, North Carolina 27616
Attention: President

With copy to:	Larry E. Robbins, Esq.
Wyrick Robbins Yates & Ponton LLP

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4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607

12.5	Amendment; Approval. No amendment, modification or supplement of any provision of the Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. No approval provided for in this Agreement shall be valid or effective unless confirmed in writing.

12.6	Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

12.7	Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement In the event of such invalidity, the Parties shall seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

12.8	Entire Agreement of the Parties. This Agreement, including the other written agreements referred to herein and the Exhibits attached hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties hereto and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof. To the extent appropriate, the provisions of this Agreement shall apply to the other agreements referred to herein.

12.9	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one instrument.

12.10	Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.11	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without regard to choice of law rules.

12.12	Public Announcements. Neither party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes the name of the other party or any of its Affiliates, or otherwise use the name of the other party or any of its Affiliates in any public statement or

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document, except as may be required legally by law or judicial order, without the prior written consent of the other party, which consent shall not be unreasonably withheld. A party proposing a public announcement will provide the other party a copy for comment at least five (5) business days in advance or such lesser period of time if not practicable. The parties agree that upon execution of this Agreement, that the Parties shall issue a joint press release in the form attached hereto as Exhibit B.

12.13	Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either party hereto. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party hereto.

12.14	Force Majeure. No party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no party shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such party.

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IN WITNESS WHEREOF, the Parties hereto have as of the Effective Date duly executed this Agreement, including the attached Exhibits that are incorporated herein and made a part hereof.

AVENTIS PHARMACEUTICALS PRODUCTS INC.		PHARMANETICS, INC.

By:	/s/ JOHN R. LEONE	By:	/s/ JOHN FUNKHOUSER
Name:	John R. Leone	Name:	John Funkhouser
Title:	Sr. Vice President & CEO U. S. Commercial Operations	Title:	President & CEO

By:	/s/ J. DAVID OWENS
Name:	J. David Owens
Title:	Vice President, Global Marketing & Medical-Cardiology/Thrombosis

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EXHIBIT A

Clinical Test Pricing

Cost to be negotiated on a trial-by-trial basis, but not to exceed the following

Enozaparin Test Card	Prior to First Commercial Sale	$25.00 each

Enozaparin Test Card	After First Commercial Sale	$12.50 each

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